Exhibit 99.1

                   State Street Corporation Announces Strong
      Increases in Servicing and Management Fees in First Quarter of 2005; Expense Initiatives Implemented in Second Half of 2004 Showing Results


    BOSTON--(BUSINESS WIRE)--April 19, 2005--State Street Corporation announced today first-quarter earnings per share of $0.67, up 6% from $0.63 in last year's first quarter which included $0.04 per share for merger and integration costs associated with the acquisition of a substantial portion of Deutsche Bank's Global Securities Services
(GSS) business. Revenue of $1.3 billion in the first quarter of 2005 is up 7%, or $89 million, compared to $1.2 billion in the year-ago quarter. Total expenses in the first quarter of 2005 of $966 million are up 6%, or $58 million, compared to $908 million in the year-ago quarter. Net income of $226 million was up $9 million, or 4% from $217 million a year ago. For the first quarter of 2005, return on stockholders' equity was 15.0% compared to 14.8% in the first quarter of 2004.
    Ronald E. Logue, State Street's chairman and chief executive officer, said, "I am pleased with our overall results. We're making progress in some key areas, most notably expense controls, which has resulted in positive operating leverage in the first quarter on a consecutive quarter basis. We continue to see significant increases in fee revenue, both on a year-over-year and on a consecutive quarter basis. We are still dealing with some issues that will temper our results for the remainder of the year, particularly rising interest rates and the ongoing repositioning of our real estate.
    "Looking to the rest of the year, we are focused on achieving our operating goals for revenue and earnings per share growth, as well as return on equity, and continue to expect that they will fall toward the lower end of the previously announced ranges."

    FIRST QUARTER RESULTS VS. YEAR-AGO QUARTER

    Servicing fees were up 8%, to $599 million from $555 million in last year's first quarter. The increase was attributable to new business from existing and new clients in 2005 and higher equity market valuations. Total assets under custody were $9.5 trillion, up 1%, compared with $9.4 trillion in the year-ago quarter. Daily average values for the S&P 500 Index were up 5% from the first quarter of 2004; daily average values for the MSCI(R) EAFE Index(SM) were up 14%.
    Investment management fees, generated by State Street Global Advisors, were $177 million, up 20% from $147 million a year ago. Management fees reflected continued new business and an increase in average month-end equity valuations. Total assets under management were $1.4 trillion, up 11%, compared to $1.2 trillion the previous year.
    Securities lending revenue was $70 million in the quarter, up 9% compared to $64 million in the year-ago quarter, reflecting an increase in the volume of securities lent.
    Trading services revenue, which includes foreign exchange trading revenue and brokerage and other fees, was $167 million for the quarter, flat with a year ago. The increase in brokerage fees and other revenue, driven by strong transition management business, was offset by lower foreign exchange trading revenue, attributable to lower volatilities.
    Net interest revenue on a fully taxable-equivalent basis was $223 million, an increase of $9 million from $214 million a year ago. Net interest revenue from leveraged leases in the first quarter of 2004 included a $19 million reduction in interest revenue due to a change in the applicable state tax rate. Excluding this reduction from last year's results, net interest income would have declined due to the rising rate environment driven by the seven rate increases over the past fifteen months.
    Expenses increased from $908 million to $966 million, up $58 million, or 6%. Salaries and benefits expenses were up 13% to $524 million, primarily due to the significant new business wins in the second half of 2004 and the impact of merit adjustments and benefits expense, net of the effect of the reduction in force in the fourth quarter. Expenses for information systems & communications declined $13 million, or 9%, to $126 million due to reductions related to the conversion of the Deutsche Bank's Global Securities Services business, partially offset by increases due to the new data center coming fully on line in the fourth quarter of 2004. The increase in expenses also included higher transaction processing services, up 13% to $108 million, due to higher volumes in the investment servicing business. Other expenses rose 13%, or $13 million to $116 million due to increases in professional services related to growth initiatives.
    The effective tax rate in the first quarter of 2005 was 34.0%, compared to 30.4% in the first quarter of 2004. The lower effective tax rate in the prior year's first quarter was due to an $18 million benefit related to a cumulative state tax rate adjustment for leveraged leases.
    State Street purchased approximately 2.9 million shares of its common stock during the first quarter at an average price of $45.35 per share. The remaining authorization to purchase shares is 15 million shares.

    FIRST-QUARTER RESULTS VS. FOURTH QUARTER

    First-quarter net income per share of $0.67 compares to net income per share of $0.55 in the fourth quarter, an increase of 22%, driven by positive operating leverage. Included in the fourth quarter results is a $12 million charge, or $0.02 per share, for merger and integration costs associated with the GSS business. Total revenue in the first quarter of $1.31 billion is up 3% versus $1.27 billion in the fourth quarter which included gains of $7 million in securities sales and $18 million from a reduction in the loan loss provision. Total expenses were $966 million, down 3% versus $992 in the fourth quarter. Return on stockholders equity of 15.0% in the first quarter compared with 11.9% in the fourth quarter.
    Servicing fees were up 5% to $599 million and management fees were up 6% to $177 million primarily due to new business. Securities lending revenue increased 21%, from $58 million to $70 million, due to increased volumes and improved spreads. Trading services revenue was up from $161 million to $167 million. Processing fees and other were up $11 million, or 15%, from $73 million to $84 million.
    Salaries and employee benefits totaled $524 million, an increase of $13 million, or 3%, from $511 million. In addition, the results of the fourth quarter of 2004 included a $21 million cost of a reduction in force. Other expenses were up $4 million from $112 million to $116 million. Occupancy expense decreased to $92 million from $101 million (which included a $16 million loss on a sub-tenant agreement).

    ADDITIONAL INFORMATION

    The Company continues to implement plans to reduce its real estate portfolio and expects to sublease on a long-term basis approximately 150,000 square feet in its headquarters building. During the second quarter, it anticipates recognizing a pretax charge of $23 to $25 million due to this transaction.
    All per share amounts represent fully diluted earnings per share.

    INVESTOR CONFERENCE CALL

    State Street will webcast an investor conference call today, Tuesday, April 19, 2005, at 9:30 a.m. EDT, available at www.statestreet.com/stockholder. The conference call will also be available via telephone, at +1 719/457-2617 (confirmation code 859081). Recorded replays of the conference call will be available on the web site, and by telephone at +1 402/220-4230, beginning at 2:00 PM today. This press release and additional financial information is available on State Street's website, at www.statestreet.com/stockholder, under "Financial Reports."
    State Street Corporation (NYSE: STT) is the world's leading specialist in providing institutional investors with investment servicing, investment management and investment research and trading. With $9.5 trillion in assets under custody and $1.4 trillion in assets under management, State Street operates in 25 countries and more than 100 markets worldwide and employs 19,850 people worldwide. For more information, visit State Street's web site at www.statestreet.com or call 877/639-7788 (NEWS STT) toll-free in the United States and Canada, or +1 202/266-3340 outside those countries.
    This news announcement contains forward-looking statements as defined by United States securities laws, including statements about the financial outlook and business environment. Those statements are based on current expectations and involve a number of risks and uncertainties, including those related to the pace at which State Street adds new clients or at which existing clients use additional services, the value of global and regional financial markets, the pace of cross-border investment activity, changes in interest rates, the pace of worldwide economic growth and rates of inflation, the extent of volatility in currency markets, consolidations among clients and competitors, State Street's business mix, the dynamics of markets State Street serves, and State Street's success at integrating and converting acquisitions into its business. Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in State Street's 2004 annual report on Form 10-K and subsequent SEC filings. State Street encourages investors to read the Corporation's annual report, particularly the section on factors that may affect financial results, and its subsequent SEC filings for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this press release speak only as of the date hereof, April 19, 2005, and the Corporation will not undertake efforts to revise those forward-looking statements to reflect events after this date.


                       STATE STREET CORPORATION
                        Press Release Addendum

                         Financial Highlights
                            March 31, 2005

                                        Quarter ended        % Change
                                     ---------------------------------
                                                               Q1  Q1
(Dollars in millions, except      March 31, Dec. 31, March 31, vs. vs.
 per share information)               2005     2004      2004  Q4  Q1
----------------------------------------------------------------------

Total Revenue                       $1,308  $ 1,271    $1,219   3%  7%
Total Expenses                         966      992       908  (3)  6
Net Income                             226      184       217  23   4

Earning Per Share:
    Basic                               .68     .55    .65    24   5
    Diluted                             .67     .55    .63    22   6
Cash dividends Declared Per Share       .17     .17    .15

Closing price per share of common
 stock                                43.72   49.12  52.13

Return on Equity                       15.0%   11.9%  14.8%

Assets under custody (AUC) (in
 billions)                            9,519   9,497  9,422
Assets under management (AUM) (in
 billions)                            1,374   1,354  1,241



                       STATE STREET CORPORATION
                        Press Release Addendum

                    SELECTED FINANCIAL INFORMATION
              Three months ended March 31, 2005 and 2004


                                         Quarter Ended
                                         ----------------------------
(Dollars in millions, except per share   March 31, March 31,
 information)                                2005   2004 (3) % Change
------------------------------------------------------------ ---------

Fee Revenue:
Servicing fees                           $    599  $    555        8%
Management fees                               177       147       20
Securities lending                             70        64        9
Trading services                              167       167        -
Processing fees and other                      84        80        5
                                         --------- ---------
  Total fee revenue                         1,097     1,013        8

Net Interest Revenue:
Interest revenue                              603       384       57
Interest expense                              391       181      116
                                         --------- ---------
  Net interest revenue (1)                    212       203        4
Provision for loan losses                       -         -
                                         --------- ---------
  Net interest revenue after provision for
   loan losses                                212       203        4

Gain (loss) on the sales of available-for-
 sale investment securities, net               (1)        3     (133)
                                          --------  --------
Total revenue                               1,308     1,219        7

Operating Expenses:
Salaries and employee benefits                524       462       13
Information systems and communications        126       139       (9)
Transaction processing services               108        96       13
Occupancy                                      92        90        2
Merger and integration costs (2)                -        18     (100)
Other                                         116       103       13
                                         --------- ---------
  Total operating expenses                    966       908        6
                                         --------- ---------
  Income before income tax expense            342       311
Income tax expense                            116        94
                                         --------- ---------
  Net income                             $    226  $    217        4
                                         ========= =========

Earnings Per Share:
  Basic                                  $    .68  $    .65        5
  Diluted                                     .67       .63        6

OTHER SELECTED FINANCIAL INFORMATION

Average Shares Outstanding (in thousands):
  Basic                                   331,563   334,635
  Diluted                                 334,653   342,129


   Consolidated Statement of Income prepared in accordance with accounting principles generally accepted in the United States.

(1) Net interest revenue on a fully taxable-equivalent basis was $223 million and $214 million for the three months ended March 31, 2005 and 2004.

(2) Reported earnings for March 31, 2004 included $18 million of pre-tax merger and integration costs ($.04 per share) relating to the integration of the Deutsche Bank Global Securities Service Business (GSS).

(3) Certain prior period amounts have been reclassified to conform to current period presentation.


                       STATE STREET CORPORATION
                        Press Release Addendum

                 SELECTED FINANCIAL INFORMATION
    Three months ended  March 31, 2005 and December 31, 2004

                                           Quarter Ended
                                       ----------------------------
                                          March  December
(Dollars in millions, except per share      31,        31,
 information)                              2005   2004 (3) % Change
---------------------------------------------------------- ---------
Fee Revenue:
Servicing fees                         $    599  $    570        5%
Management fees                             177       167        6
Securities lending                           70        58       21
Trading services                            167       161        4
Processing fees and other                    84        73       15
                                       --------- ---------
  Total fee revenue                       1,097     1,029        7

Net Interest Revenue:
Interest revenue                            603       532       13
Interest expense                            391       315       24
                                       --------- ---------
  Net interest revenue (1)                  212       217       (2)
Provision for loan losses                     -       (18)    (100)
                                       --------- ---------
  Net interest revenue after provision
   for loan losses                          212       235      (10)

Gain (loss) on the sales of available-
 for-sale investment securities, net         (1)        7     (114)
                                       --------- ---------
  Total revenue                           1,308     1,271        3

Operating Expenses:
Salaries and employee benefits              524       511        3
Information systems and communications      126       131       (4)
Transaction processing services             108       104        4
Occupancy                                    92       101       (9)
Merger and integration costs (2)              -        12     (100)
Restructuring costs                           -        21     (100)
Other                                       116       112        4
                                       --------- ---------
  Total operating expenses                  966       992       (3)
                                       --------- ---------
  Income before income tax expense          342       279
Income tax expense                          116        95
                                       --------- ---------
  Net income                           $    226  $    184       23
                                       ========= =========

Earnings Per Share:
  Basic                                $    .68  $    .55       24
  Diluted                                   .67       .55       22

OTHER SELECTED FINANCIAL INFORMATION

Average Shares Outstanding (in thousands):
  Basic                                 331,563   333,238
  Diluted                               334,653   336,964

    Consolidated Statement of Income prepared in accordance with accounting principles generally accepted in the United States.

(1) Net interest revenue on a fully taxable-equivalent basis was $223 million and $229 million for the three months ended March 31, 2005 and December 31, 2004.

(2) Reported earnings for December 31, 2004 included $12 million of pre-tax merger and integration costs ($.02 per share) related to the integration of the Deutsche Bank Global Securities Service Business (GSS).

(3) Certain prior period amounts have been reclassified to conform to current period presentation.


                       STATE STREET CORPORATION
                        Press Release Addendum

          CONSOLIDATED STATEMENT OF CONDITION
----------------------------------------------------------------------
(Dollars in millions, except      March 31,   December 31,  March 31,
 share information)                    2005         2004         2004
----------------------------------------------------------------------
Assets
Cash and due from banks            $  2,926      $ 2,035      $ 2,379
Interest-bearing deposits with
 banks                               20,160       20,634       27,228
Securities purchased under
 resale agreements                   12,699       12,878       13,968
Federal funds sold                    1,000        5,450        1,000
Trading account assets                  521          745          347
Investment securities                48,213       37,571       34,605
Loans (less allowance of $18,
 $18 and $36)                         4,830        4,611        4,968
Premises and equipment                1,450        1,444        1,238
Accrued income receivable             1,174        1,204        1,014
Goodwill                              1,472        1,497        1,329
Other intangible assets                 485          494          542
Other assets                          5,164        5,477        4,278
                               ------------- ------------ ------------
  Total assets                     $100,094      $94,040      $92,896
                               ============= ============ ============

Liabilities
Deposits:
  Noninterest-bearing              $ 10,301      $13,671      $ 9,352
  Interest-bearing -- U.S.            2,711        2,843        6,826
  Interest-bearing -- Non-U.S.       45,306       38,615       37,334
                               ------------- ------------ ------------
Total deposits                       58,318       55,129       53,512

Securities sold under
 repurchase agreements               20,698       21,881       21,811
Federal funds purchased               1,739          435        2,083
Other short-term borrowings           2,840        1,343        1,434
Accrued taxes and other
 expenses                             2,410        2,603        2,386
Other liabilities                     5,628        4,032        3,484
Long-term debt                        2,436        2,458        2,244
                               ------------- ------------ ------------
  Total liabilities                  94,069       87,881       86,954


Shareholders' Equity

Preferred stock, no par:
 authorized 3,500,000; issued
 none
Common stock, $1 par:
 authorized 500,000,000 shares;
   issued 337,126,000,
    337,126,000 and 337,130,000         337          337          337
Surplus                                 282          289          298
Retained earnings                     5,759        5,590        5,174
Accumulated other comprehensive
 income                                 (95)          92          207
Treasury stock (at cost 5,849,000,
 3,481,000 and 1,705,000 shares)       (258)        (149)         (74)
-------------------------------------------- ------------ ------------
  Total shareholders' equity          6,025        6,159        5,942
                               ------------- ------------ ------------
  Total liabilities and
   shareholders' equity            $100,094      $94,040      $92,896
                               ============= ============ ============


    CONTACT: State Street Corporation
             Edward J. Resch, 617-664-1110
             Investors:
             Kelley MacDonald, 617-664-3477
             Media:
             Hannah Grove, 617-664-3377